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TRANSKARYOTIC THERAPIES, INC.

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     This filing consists of the transcript of a conference call with investment analysts held by Transkaryotic Therapies, Inc. discussing its financial results for the quarter ended March 31, 2005. A replay of the conference call was first made available on the TKT website at http://www.tktx.com on May 6, 2005.

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Conference Call Transcript

TKTX — Q1 2005 Transkaryotic Therapies, Inc. Earnings Conference Call

Event Date/Time: May. 05. 2005 / 10:00AM ET                     Event Duration: 16 min

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May. 05. 2005 / 10:00AM, TKTX — Q1 2005 Transkaryotic Therapies, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Justine Koenigsberg
Transkaryotic Therapies, Inc. — Senior Director of Corporate Communications

David Pendergast
Transkaryotic Therapies, Inc. — President, CEO, Director

Greg Perry
Transkaryotic Therapies, Inc. — CFO, SVP

CONFERENCE CALL PARTICIPANTS

Chris Raymond
Robert W. Baird & Company — Analyst

Phillip Palow (ph)
Davidson Kepner — Analyst

Caroline Stewart
IRG Research — Analyst

PRESENTATION

Operator

Good day, everyone and welcome to today’s Transkaryotic Therapies first quarter earnings release conference call. Today’s call is being recorded. At this time for opening remarks I would like to turn the call over to Justine Koenigsberg, Senior Director of Corporation Communications. Please go ahead.

Justine Koenigsberg - Transkaryotic Therapies, Inc. — Senior Director of Corporate Communications

Thank you. Welcome to TKT’s first quarter 2005 financial conference call. Joining me today are David Pendergast, President and Chief Executive Officer, and Greg Perry, Senior Vice President and Chief Financial Officer. During today’s conference call we will be making forward-looking statements, including but not limited to; statements about our commercial and clinical products, and about our proposed transaction with Shire. These statements about future expectations, plans, and prospects constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by these forward-looking statements, as a result of their important factors, including those discussed under the caption “Certain Factors That May Affect Future Results” in our annual report on Form 10-K dated December 31, 2004, which is on file with the SEC. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update forward-looking statements at some point in the future we specifically disclaim any obligation to do so. Let me now turn the call over to David.

David Pendergast - Transkaryotic Therapies, Inc. — President, CEO, Director

Thank you, Justine. Good morning and thank you all for joining us today. First, let me say how pleased we are with the planned acquisition of TKT by Shire Pharmaceuticals. We believe this acquisition is an investment by Shire in our mission, our people, patients, research and products. It is our expectation that being part of a more diverse but specialized pharmaceutical Company will make specific benefits to TKT. Including; additional financial strength and access to a broader commercial infrastructure. Which we expect will provide an outlet for products like Dynepo and familial hypercholesterolemia. It is our expectation that following regulatory clearance and shareholder approval from both Companies, the acquisition will close in the third quarter of 2005.

Now, let me take a few moments to recap the near term outlook for our leading products. As most of you know, the foundation of our business today is Replagal. Sales for the first quarter were approximately $22.5 million, representing a 29% increase over the first quarter in 2004. As we

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May. 05. 2005 / 10:00AM, TKTX — Q1 2005 Transkaryotic Therapies, Inc. Earnings Conference Call

have seen before, quarter to quarter vial sales and ordering patterns with such a small patient population can vary greatly. We continue to believe that the prospects for Replagal are strong, and based on continuing numbers of net patient adds, and year-over-year growth, we believe we are on track to achieve our previously stated guidance of $95 to $105 million in Replagal revenues. The last patient in the AIM study received his last infusion of I2S last month. Completing this pivotal trial has been a remarkable achievement for TKT. We are now in the process of gathering and verifying the data before we lock the database and begin the statistical analysis. We continue to expect to report top line data in June. The preparation of the nonclinical components of the common technical document has begun. And we continue to expect that if the results of the AIM study are positive, we will file the BLA and MAA in the second half of this year.

Moving on to our second near-term commercial opportunity, Dynepo, as part of the merger agreement, Shire plans to commercialize this product and leverage their renal sales infrastructure for Fosrenol. We believe the combined Company can realize the full value of the product and we continue to work towards a commercial launch in 2006. The commercial launch would be in the renal area where the product is already approved. And we would hope to expand into oncology shortly thereafter.

Sanofi-Aventis is preparing an analysis of a Dynepo oncology trial that they conducted and we expect that they will provide us data from that study in the June or the third quarter. As a reminder we have completed the bulk drug substance batches required for process qualification. And they are undergoing release testing. When that is complete and we have completed the stability testing; we intend to use this data to support the filing for the change of site verification in the fourth quarter of 2005. We have also begun manufacturing additional batches that we believe will support the Dynepo commercial launch in 2006. In April, 2005, the last patient completed treatment in our GA-GCB phase I/II clinical trial. We are developing a clinical and regulatory strategy for GA-GCB and we expect to commence the pivotal trial in 2006.

Now let me turn to our manufacturing facility. Last week, a fire occurred at our plant with fire damage to the roof as well as water damage to about 50% of the second floor and minimal water damage to the first floor. Most of the process equipment and critical utilities were not affected. We expect to complete roof repairs in the next several days and be weather tight. Detailed assessment of the water damage will be completed shortly. But based on our current assessment, we expect to resume manufacturing in the next two to four months.

We have inventories of drug substance in vials for Replagal, I2S our Hunter’s drug and GA-GCB, that carry us into 2006. In addition, we have developed a plan to maintain drug supply for these programs. We are requesting a meeting to review our plan with the EMEA. And if this plan is accepted we would not anticipate any disruption to supply. In the first part of the year, we executed on our stated clinical milestones. And we expect to release top line data on I2S, GA-GCB and Dynepo in the coming months. 2005 was set up to be a very exciting year for TKT. And it is even more so with the prospects of completing the merger with Shire this summer. I will now turn the call over to Greg to discuss the first quarter financial results.

Greg Perry - Transkaryotic Therapies, Inc. — CFO, SVP

Thank you, David. I would like to walk through the financial results for TKT and provide you with our outlook for 2005. Replagal sales totaled 22.5 million for the first quarter, or a 29% increase compared with 2004. Replagal is sold primarily in the European Union where currency is generally strengthened compared to the U.S. dollar contributing approximately 8 percentage points of the sales growth. Cost of goods sold as a percent of product sales totaled 14% in the first quarter of 2005 compared with 13% in the first quarter of 2004. The first quarter cost of goods sold increased primarily due to higher unit sales.

Turning now to R&D and SG&A expenses: Research and development expense totaled 25.2 million in the first quarter of ‘05, compared to 19.8 million in 2004. The increase in research and development expenses was attributed primarily to clinical trial and manufacturing costs associated with I2S and GA-GCB, manufacturing development costs for Dynepo and increased staffing levels. SG&A expense totaled 11 million in the first quarter of 2005, compared with 9 million in 2004. The increase resulted mostly from increased payroll charges, which reflects higher SG&A staffing levels, relative to 2004. And slightly higher legal fees, primarily associated with our shareholder lawsuit. Net loss for the first quarter of ‘05 totaled 21.7 million or $0.62 per share. Including the fourth quarter ‘04 net loss was a 4.1 million foreign exchange loss associated with Euro denominated amounts, due to TKT from our European subsidiary, as we discussed and anticipated during our fourth quarter call. We also recorded $562,000 of the amortization of intangible assets, associated with purchase accounting, related to the acquisition of the minority interest in our European affiliate.

Turning to cash and marketable securities, we ended the quarter with about $130 million in cash. Before we open the call to question, I would like to make a brief comment on the financial outlook for 2005. As David mentioned, we believe we are on track to achieve Replagal sales of 95 to 105 million this year. However, our previously-issued guidance on net loss and cash are no longer applicable given the various impact of the

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May. 05. 2005 / 10:00AM, TKTX — Q1 2005 Transkaryotic Therapies, Inc. Earnings Conference Call

pending transaction with Shire and associated costs, Dynepo commitments and anticipated executive severance. We are committed to closing the transaction in the third quarter. I would like to thank you for your time today. And now, open the line to questions.

QUESTION AND ANSWER

Operator

Thank you. [OPERATOR INSTRUCTIONS] We will take our first question from Martin Auster with Wachovia Securities. Mr. Auster, your line is open to ask a question. [OPERATOR INSTRUCTIONS] We will take our next question from Chris Raymond with Robert W. Baird.

Chris Raymond - Robert W. Baird & Company — Analyst

Hi, thanks for taking the question. Just a housekeeping question. Greg, I think you mentioned that — - I think I heard you say 8% of the Replagal number was impacted by foreign exchanges. Can you maybe give some clarity on that? Is that relative to Q1 or is it relative to Q4 or was it 8% of the total?

Greg Perry - Transkaryotic Therapies, Inc. — CFO, SVP

No, the growth year-over-year for the quarter was 29%, of which about 8 points was exchange. And also, there was one unusual item last year. About $0.5 million of rebate reversal. So the organic growth, if you would, is about 25%, if you want to get down to what the basic growth was.

Chris Raymond - Robert W. Baird & Company — Analyst

The organic growth over Q1 ‘04 was 25%?

Greg Perry - Transkaryotic Therapies, Inc. — CFO, SVP

About 25%, right.

Chris Raymond - Robert W. Baird & Company — Analyst

Thank you.

Greg Perry - Transkaryotic Therapies, Inc. — CFO, SVP

No, Q1 ‘04, that’s right, yes.

Chris Raymond - Robert W. Baird & Company — Analyst

Thanks.

Operator

Thank you. [OPERATOR INSTRUCTIONS] We will take our next question from Phillip Palow with Davidson Kepner.

Phillip Palow - Davidson Kepner — Analyst

My question has been answered. Thank you.

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May. 05. 2005 / 10:00AM, TKTX — Q1 2005 Transkaryotic Therapies, Inc. Earnings Conference Call

Operator

Our next question comes from Caroline Stewart with IRG Research.

Caroline Stewart - IRG Research — Analyst

Good morning. Just a quick question. Do you have any update on the status for reimbursement in some other countries like Canada? And potentially any update as to what’s going on in Japan for Replagal?

David Pendergast - Transkaryotic Therapies, Inc. — President, CEO, Director

Yes, Caroline, in Canada, we currently have patients on both private pay. And in a number of provinces, we have some hospitals that are reimbursing. But we are still awaiting the Provincial reimbursement in Canada. And just as a reminder, this product was approved in January of 2004. So we are eagerly awaiting the Provincial Government — - the Canadian Provincial Governments to reimburse. In terms of Japan, we are still looking for approval in the end of Q5. But we would not anticipate — - or in Q4 of ‘05 but we would not anticipate revenues until 2006.

Caroline Stewart - IRG Research — Analyst

And with respect to Hunter’s Disease, I know that the Hunter Outcome Survey, according to the Hunter’s patients’ Website is scheduled to begin rolling patients in the fall. Is that still on track?

David Pendergast - Transkaryotic Therapies, Inc. — President, CEO, Director

Yes, it is.

Caroline Stewart - IRG Research — Analyst

And do you have a time set yet for any of the shareholder meetings with respect to the acquisition?

David Pendergast - Transkaryotic Therapies, Inc. — President, CEO, Director

No, we do not.

Caroline Stewart - IRG Research — Analyst

Okay. Thanks very much.

Operator

Thank you. [OPERATOR INSTRUCTIONS] We do have a follow-up question from Phillip Palow with Davidson Kepner.

Phillip Palow - Davidson Kepner — Analyst

Hi, I just wanted a little more background if possible on Dynepo. I know we signed an agreement to license to Shire failing the transaction. I was just wondering whether you could give me any color on how the terms of that licensing deal compared to what we might have expected to have been able to get from a third party absent a simultaneous merger agreement? Thank you.

David Pendergast - Transkaryotic Therapies, Inc. — President, CEO, Director

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May. 05. 2005 / 10:00AM, TKTX — Q1 2005 Transkaryotic Therapies, Inc. Earnings Conference Call

Well, the deals that we — - as we had previously spoken, we were looking upfronts, and a royalty deal. What we have with Shire is a fully paid-up deal. So it is very difficult to do a direct comparison. But we believe that we are getting fair value in the net $360 million should we - — should that license agreement come into effect. I would remind that you that license agreement only comes into effect should we fail to close. And that our primary focus is on closing with Shire in the third quarter of this year.

Phillip Palow - Davidson Kepner — Analyst

Right. The merger agreement seemed to indicate that some material had been provided to shire about some other discussions, management may have had with other potential licensers of Dynepo. I was just wondering what the nature of those materials might have been?

David Pendergast - Transkaryotic Therapies, Inc. — President, CEO, Director

The — -

Phillip Palow - Davidson Kepner — Analyst

And just as a follow-up, the relevance of those materials to the discussions with Shire?

David Pendergast - Transkaryotic Therapies, Inc. — President, CEO, Director

I think that they may have been aware of the form of the transaction, which was public information. We also started — - remember, we started with a discussion — - this whole merger started with a discussion of Dynepo with them looking at a potential license and then emerged from that point forward. So they, like other potential licensees, were aware of Dynepo, its characteristic, and so forth. And started out looking at — - competitively looking for a license.

Phillip Palow - Davidson Kepner — Analyst

Thank you.

Operator

And Dr. Pendergast it appears there no other questions at this time. I would like to turn it back to you for any additional or closing remarks.

David Pendergast - Transkaryotic Therapies, Inc. — President, CEO, Director

Okay, thank you. Thank you all for joining us today. And I would just like to remind you that 2005 is an exciting year, as we look forward, both for the merger and the progress on our clinical programs and the continued success of Replagal. And that we’re all very excited about the prospects for the remainder of this year and what the combined Company will look like going forward. So thank you all.

Operator

Thank you. That does conclude our conference today. We would like to thank everybody for their participation. Have a nice day.

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May. 05. 2005 / 10:00AM, TKTX — Q1 2005 Transkaryotic Therapies, Inc. Earnings Conference Call

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Important Additional Information Will Be Filed with the SEC
TKT plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the proposed transaction with Shire. The Proxy Statement will contain important information about TKT, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the company through the web site maintained by the SEC at http://www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from TKT by contacting Corporate Communications, 700 Main Street, Cambridge, MA 02139.

TKT, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction with Shire. Information regarding TKT’s directors and executive officers is contained in TKT’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended on May 2, 2005, its proxy statement dated April 27, 2004, and its Current Reports on Form 8-K dated March 30, 2005, April 15, 2005, and April 27, 2005, each of which is filed with the SEC. As of April 22, 2005, TKT’s directors and executive officers and their affiliates, including Warburg Pincus & Co., beneficially owned approximately 6,085,200 shares, or 17.4%, of TKT’s common stock. All outstanding options for TKT common stock, whether or not vested, including those held by current directors and executive officers, will be cashed out in the merger based on the $37 per share purchase price. In addition, Shire has committed to maintaining TKT’s 2005 Management Bonus Plan, in which the company’s executive officers participate in accordance with its current terms in respect of the 2005 performance year. Following the merger, Shire has agreed to provide certain retention and severance benefits to TKT’s employees, including its executive officers. A more complete description will be available in the Proxy Statement when it is filed with the SEC.

Safe Harbor for Forward-Looking Statements
This transcript contains forward-looking statements regarding the proposed transaction between Shire and TKT, the company’s development of certain products, including Replagal, I2S and Dynepo, the timing of clinical trials, clinical trial results and regulatory filings, and statements regarding the company’s financial outlook, as well as statements about future expectations, beliefs, goals, plans or prospects, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “should,” “could,”

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May. 05. 2005 / 10:00AM, TKTX — Q1 2005 Transkaryotic Therapies, Inc. Earnings Conference Call

“will,” “may,” and similar expressions. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including: the ability to obtain the approval of the merger from the stockholders of each company; the ability to consummate the transaction; whether any of the company’s products will achieve the commercial success anticipated by the company; whether competing products will reduce the market opportunity for such products; whether I2S will be safe and effective as a treatment for Hunter syndrome; whether GA-GCB will be safe and effective as a treatment for Gaucher disease; whether the company will be able to successfully complete clinical trials of its products; enrollment rates for clinical trials; whether the results of clinical trials, will be indicative of results obtained in later clinical trials; whether future clinical trials will be conducted and conducted on a timely basis; the ability of the company and its collaborators to successfully complete development of its products; the ability to manufacture sufficient quantities of its products to satisfy both clinical trial requirements and commercial demand; the timing of submissions to and decisions by regulatory authorities in the United States, Europe, Japan and other countries regarding clinical trials and marketing and other applications; whether the FDA and equivalent regulatory authorities grant marketing approval for the company’s products on a timeline consistent with the company’s expectations, or at all; the availability and extent of coverage from third party payors and the receipt of reimbursement approvals for the company’s products; whether competing products will reduce any market opportunity that may exist; results of litigation; whether the company will be successful in establishing European manufacturing for Dynepo; and other factors set forth under the caption “Certain Factors That May Affect Future Results” in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, which is on file with the SEC and which factors are incorporated herein by reference. While the company may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if its expectations change.

Gene-Activated® is a registered trademark and Replagal™ is a trademark of Transkaryotic Therapies, Inc. Dynepo™ is a trademark of Sanofi-Aventis SA.

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